File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

In the Matter of the Application of:

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.,

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

Magnetar financial llc, magnetar asset management llc, Astrum Partners II LP, Series I, a series of Astrum Partners LLC, Series VII, a series of Astrum Partners LLC, Series XI, a series of Astrum Partners LLC, Astrum Partners LLC, Series XV, Astrum Partners LLC, Series XVIII, CW Credit Opportunity 2 LP, CW Opportunity 2 LP, CW Opportunity LLC, Longhorn Special Opportunities Fund LP, Magnetar ACFI Strategic Ventures 2 LLC, Magnetar ACFI Strategic Ventures LLC, Magnetar AI Opportunity LLC, Magnetar AI Ventures Fund LP, Magnetar Alpha Star Fund LLC, Magnetar Capital Fund II LP, Magnetar Capital Master Fund, Ltd, Magnetar Capital Partners LP, Magnetar Constellation Fund, Ltd., Magnetar Constellation Master Fund, Ltd, Magnetar Financial (UK) LLP, Magnetar Investment APPK LP, Magnetar Investment Opportunity Series Fund LP, Magnetar Lake Credit Fund LLC, Magnetar Longhorn Fund LP, Magnetar Opportunity 8 LP, Magnetar Opportunity A Ltd, Magnetar Opportunity 2025-2 LP, Magnetar Opportunity 2025-3 LP, Magnetar Opportunity 2025-4 LP, Magnetar Opportunity 2025-A LLC, Magnetar Opportunity 5 LP, Magnetar Opportunity 6 LP, Magnetar Opportunity 7 LP, Magnetar Special Situations Fund LP, Magnetar Special Situations Master Fund Ltd, Magnetar Structured Credit Fund, LP DBA Constellation onshore fund, Magnetar Waterfront Alternative Credit Fund LLC, Magnetar Waterfront Series A LLC, Magnetar Waterfront Series C LLC, Magnetar Xing He Fund LLC, Magnetar Xing He Master Fund Ltd, MCP Investing LLC, Mustang Opportunities Fund LP, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, Realta Investments Ireland Designated Activity Company, Series 1, A Series of Astrum Partners II LP, Series 2, A Series of Astrum Partners II LP, Series 2026-1, a Series of Magnetar Investment Opportunity Series FUND LP, Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:
Mark D. Klein Allison Green Neostellar Capital Corp. 640 Fifth Avenue, 12th Floor New York, NY 10019 (212) 931-6331 agreen@neostellaradvisors.com mklein@neostellaradvisors.com	Karl Wachter, Esq. Michael L. Butler, Esq. Magnetar Financial LLC 1603 Orrington Avenue, 13th Floor Evanston, IL 60201 (847) 905-4400 karl.wachter@magnetar.com mike.butler@magnetar.com

Copies to:

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Clifford R. Cone, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300 cliff.cone@sidley.com

August 3, 2026

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.

640 FIFTH AVENUE, 12TH FLOOR

NEW YORK, NY 10019

Magnetar financial llc, magnetar asset management llc, Astrum Partners II LP, Series I, a series of Astrum Partners LLC, Series VII, a series of Astrum Partners LLC, Series XI, a series of Astrum Partners LLC, Astrum Partners LLC, Series XV, Astrum Partners LLC, Series XVIII, CW Credit Opportunity 2 LP, CW Opportunity 2 LP, CW Opportunity LLC, Longhorn Special Opportunities Fund LP, Magnetar ACFI Strategic Ventures 2 LLC, Magnetar ACFI Strategic Ventures LLC, Magnetar AI Opportunity LLC, Magnetar AI Ventures Fund LP, Magnetar Alpha Star Fund LLC, , Magnetar Capital Fund II LP, Magnetar Capital Master Fund, Ltd, Magnetar Capital Partners LP, Magnetar Constellation Fund, Ltd., Magnetar Constellation Master Fund, Ltd, Magnetar Financial (UK) LLP, Magnetar Investment APPK LP, Magnetar Investment Opportunity Series Fund LP, Magnetar Lake Credit Fund LLC, Magnetar Longhorn Fund LP, Magnetar Opportunity 8 LP, Magnetar Opportunity A Ltd, Magnetar Opportunity 2025-2 LP, Magnetar Opportunity 2025-3 LP, Magnetar Opportunity 2025-4 LP, Magnetar Opportunity 2025-A LLC, Magnetar Opportunity 5 LP, Magnetar Opportunity 6 LP, Magnetar Opportunity 7 LP, Magnetar Special Situations Fund LP, Magnetar Special Situations Master Fund Ltd, Magnetar Structured Credit Fund, LP DBA Constellation onshore fund, Magnetar Waterfront Alternative Credit Fund LLC, Magnetar Waterfront Series A LLC, Magnetar Waterfront Series C LLC, Magnetar Xing He Fund LLC, Magnetar Xing He Master Fund Ltd, MCP Investing LLC, Mustang Opportunities Fund LP, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, Realta Investments Ireland Designated Activity Company, Series 1, A Series of Astrum Partners II LP, Series 2, A Series of Astrum Partners II LP, SERIES 2026-1, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP, Series 2026-2, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

File No. 812-

: : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

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I. SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

●	Neostellar Capital Corp. (the “Existing Regulated Fund”), a Maryland corporation that operates as an externally managed, closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

●	Neostellar Advisors LLC (the “BDC Adviser”), a Delaware limited liability company that is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that serves as the investment adviser to the Existing Regulated Fund, on behalf of itself and its successors;[2]

●	Magnetar Financial LLC (“Magnetar Financial”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act, and that serves as the investment adviser to certain Existing Affiliated Funds (as defined below);

●	Magnetar Financial (UK) LLP (“Magnetar UK”), a United Kingdom limited liability partnership and the investment adviser to certain Existing Affiliated Funds;

●	Magnetar Asset Management LLC (“Magnetar Asset Management”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act (and together with the BDC Adviser, Magnetar UK and Magnetar Financial, the “Existing Advisers”);

●	Certain vehicles (as identified on Schedule A hereto) (the “Existing Wholly-Owned Subsidiaries”), each of which is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub (as defined below) of the Existing Regulated Fund; and

●	The investment vehicles identified on Schedule B hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds” and, together with the Existing Regulated Fund, the Existing Advisers, and the Existing Wholly-Owned Subsidiaries, the “Applicants”).[3]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

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The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[4]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (or series thereof, as applicable) (a) that is an open-end or closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[7]	“Adviser” means the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

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II. GENERAL DESCRIPTION OF THE APPLICANTS

A.	The Existing Regulated Fund

The Existing Regulated Fund (formerly known as SuRo Capital Corp., Sutter Rock Capital Corp., and GSV Capital Corp.) was incorporated in Maryland on January 6, 2011, and commenced operations upon completion of its initial public offering in May 2011. The Existing Regulated Fund elected to be regulated as a BDC under the 1940 Act upon completion of its initial public offering in May 2011 and operates as a closed-end non-diversified management investment company. The Existing Regulated Fund has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to make such election in the future. The Existing Regulated Fund’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

The Existing Regulated Fund’s investment objective is to maximize its portfolio’s total return, principally by seeking capital gains on its equity and equity-related investments and, to a lesser extent, income from debt investments. The Existing Regulated Fund’s business and affairs are managed under the direction of its board of directors (the “Existing Regulated Fund Board” and together with any Future Regulated Fund’s board of directors, the “Board”). The Existing Regulated Fund Board consists of seven members, of which five members are not “interested persons” of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.9

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Existing Adviser and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act.10 A list of the Existing Affiliated Funds and their respective investment adviser is included on Schedule B hereto.

C.	The Existing Advisers

The BDC Adviser serves as the investment adviser of the Existing Regulated Fund and, as identified on Schedule B, an Existing Adviser serves as investment adviser to each of the Existing Affiliated Funds, and an Existing Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. On the date of this Application, the clients of the Existing Advisers that intend to rely on this Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule B hereto.

The BDC Adviser is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. The BDC Adviser’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Neostellar Administrative Services LLC, an affiliate of the BDC Adviser (the “Administrator”), provides administrative services to the Existing Regulated Fund under an administrative services agreement. The BDC Adviser is jointly owned by Magnetar Holdings LLC (“Magnetar Holdings”) and by a vehicle that is in turn owned and controlled by certain officers of the Existing Regulated Fund. Magnetar Holdings is owned and controlled by Magnetar Capital Partners LP, which is in turn an affiliated entity of Magnetar Financial, Magnetar UK and Magnetar Asset Management.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

[10]	In the future, an Existing Affiliated Fund may register as an investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

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Magnetar Asset Management is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar Financial is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar UK is a United Kingdom limited liability partnership and is registered with the Financial Conduct Authority. The principal place of business of Magnetar Asset Management and Magnetar Financial is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201. The principal place of business of Magnetar UK is 25 Great Pulteney Street, 3rd Floor, London W1F 9LT, United Kingdom. Either Magnetar UK or Magnetar Financial serves as the investment adviser to each of the Existing Affiliated Funds.

The investment management business that Magnetar Financial, Magnetar UK and Magnetar Asset Management are a part of is a multi-strategy, multi-product alternative investment platform (“Magnetar”) founded in 2005 with approximately $17.8 billion in assets under management as of December 31, 2025 and approximately 224 professionals globally as of March 31, 2026. Magnetar is headquartered in Evanston, Illinois and operates from offices in New York, London, Menlo Park, and Austin. Magnetar’s investment strategies include alternative credit and fixed income, quantitative investing, and ventures.

Under the terms of an investment advisory agreement with the Existing Regulated Fund and each Existing Affiliated Fund, as applicable, the Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Existing Regulated Fund’s and each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

III. ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

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Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to an open-end fund or closed-end fund, or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with an Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act. Solely for purposes of conditions 2 and 6(b) of this application, a designated committee of the board of a Regulated Fund may take the steps required of the Required Majority, so long as: (a) such committee consists of at least three directors who both have no financial interest in the relevant transaction and are not interested persons of the Regulated Fund, a majority of whom approve the transaction; and (b) a report on all Co-Investment Transactions considered by the designated committee, including the committee’s decision on each such transaction and the information described in Section 57(f)(3) that the committee has recorded with respect to each such transaction, is provided to the entire board of the Regulated Fund at the board’s next regularly-scheduled meeting.

[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

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3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

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6. Dispositions:

(a)	Prior to any Disposition[18] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[19]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

8

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

9

VI. PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

Mark D. Klein

Allison Green

Neostellar Capital Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

agreen@neostellaradvisors.com

mklein@neostellaradvisors.com

Karl Wachter, Esq.

Michael L. Butler, Esq,

Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

karl.wachter@magnetar.com

mike.butler@magnetar.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Telephone (202) 383-0100

Clifford R. Cone, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

cliff.cone@sidley.com

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Exhibit C.

10

The Applicants have caused this Application to be duly signed on their behalf on the 3rd day of August, 2026.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chairman, Chief Executive Officer and President

NEOSTELLAR ADVISORS LLC

By:	/s/ Allison Green
Name:	Allison Green
Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

SURO CAPITAL SPORTS, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

11

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

12

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

13

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

14

Magnetar Capital Partners LP

By: supernova management llc, its general partner

By:	/s/ David J. Snyderman
Name:	David J. Snyderman
Title:	Administrative Manager

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

15

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

16

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

17

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Xing He Master Fund Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

MCP Investing LLC

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

18

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	/s/ Bronwyn Wright
Name:	Bronwyn Wright
Title:	Director

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

19

Schedule A — Existing Wholly-Owned Subsidiaries

Wholly-owned subsidiaries (each, 100% owned) of Neostellar Capital Corp.:

1.	GSV Capital Lending, LLC (Delaware, formed April 13, 2012)

2.	SuRo Capital Sports, LLC (Delaware, formed March 19, 2021)

3.	SRCI Advisors, LLC (Delaware, formed September 9, 2025)

4.	GSVC AE Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

5.	GSVC AV Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

6.	GSVC SW Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

7.	GSVC SVDS Holdings, Inc. — Taxable Subsidiary (Delaware, formed August 13, 2013)

20

Schedule B —Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	Existing Affiliated Funds advised by Magnetar Financial LLC:

●	Magnetar Capital Fund II LP
●	Magnetar Capital Master Fund, Ltd
●	Magnetar Constellation Fund, Ltd.
●	Magnetar Constellation Master Fund, Ltd
●	Magnetar Investment APPK LP
●	Magnetar Investment Opportunity Series Fund LP
●	Magnetar Lake Credit Fund LLC
●	Magnetar Longhorn Fund LP
●	Magnetar Opportunity 8 LP
●	Magnetar Opportunity A Ltd
●	Magnetar Opportunity 2025-2 LP
●	Magnetar Opportunity 2025-3 LP
●	Magnetar Opportunity 2025-4 LP
●	Magnetar Opportunity 2025-A LLC
●	Magnetar Opportunity 5 LP
●	Magnetar Opportunity 6 LP
●	Magnetar Opportunity 7 LP
●	Magnetar Special Situations Fund LP
●	Magnetar Special Situations Master Fund Ltd
●	Magnetar Structured Credit Fund, LP DBA Constellation Onshore Fund
●	Magnetar Waterfront Alternative Credit Fund LLC
●	Magnetar Waterfront Series A LLC
●	Magnetar Waterfront Series C LLC
●	Magnetar Xing He Fund LLC
●	Magnetar Xing He Master Fund Ltd
●	Mustang Opportunities Fund LP
●	Purpose Alternative Credit Fund – F LLC
●	Purpose Alternative Credit Fund – T LLC
●	Series 1, A Series of Astrum Partners II LP
●	Series 2, A Series of Astrum Partners II LP
●	Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP
●	Series 2026-2, a Series of Magnetar Investment Opportunity Series Fund LP

B.	Existing Affiliated Funds Advised by Magnetar Financial (UK) LLP:

●	Realta Investments Ireland Designated Activity Company

21

Exhibit A

VERIFICATION

The undersigned states that he or she has duly executed the attached Application dated August 3, 2026 for and on behalf of the Applicants, as the case may be, that he or she holds the office with each such entity as indicated below and that all actions by stockholders, officers, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Chairman, Chief Executive Officer and President

NEOSTELLAR ADVISORS LLC

By:	/s/ Allison Green
Name:	Allison Green
Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

SURO CAPITAL SPORTS, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

22

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
Name:	Mark D. Klein
Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

23

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

24

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

25

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Capital Partners LP

By: supernova management llc, its general partner

By:	/s/ David J. Snyderman
Name:	David J. Snyderman
Title:	Administrative Manager

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

26

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

27

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

28

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	General Counsel

Magnetar Xing He Master Fund Ltd

By:	/s/ Alan Milgate
Name:	Alan Milgate
Title:	Director

MCP Investing LLC

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

29

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	/s/ Bronwyn Wright
Name:	Bronwyn Wright
Title:	Director

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
Name:	Karl Wachter
Title:	Authorized Signatory

30

Exhibit B

Resolutions of the Board of Directors of Neostellar Capital Corp. (the “Fund”)

WHEREAS, the Board deems it advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder; now therefore be it

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission an Application for an order of exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act; and be it further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and be it further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Adopted July 15, 2026

31

Exhibit C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical Under Rule 0-5(e)(3)

32

File No. ~~812-15805~~812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

______________________

In the Matter of the Application of:

~~BLUEROCK PRIVATE REAL ESTATE FUND, BLUEROCK HIGH INCOME INSTITUTIONAL CREDIT FUND, BLUEROCK FUND ADVISOR, LLC AND BLUEROCK CREDIT FUND ADVISOR, LLC~~

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.,

640 Fifth Avenue, 12th Floor

~~919 Third Avenue, 40th Floor~~
New York, NY ~~10022~~
~~(212) 843 -1601~~10019

(212) 931-6331

Magnetar financial llc, magnetar asset management llc, Astrum Partners II LP, Series I, a series of Astrum Partners LLC, Series VII, a series of Astrum Partners LLC, Series XI, a series of Astrum Partners LLC, Astrum Partners LLC, Series XV, Astrum Partners LLC, Series XVIII, CW Credit Opportunity 2 LP, CW Opportunity 2 LP, CW Opportunity LLC, Longhorn Special Opportunities Fund LP, Magnetar ACFI Strategic Ventures 2 LLC, Magnetar ACFI Strategic Ventures LLC, Magnetar AI Opportunity LLC, Magnetar AI Ventures Fund LP, Magnetar Alpha Star Fund LLC, Magnetar Capital Fund II LP, Magnetar Capital Master Fund, Ltd, Magnetar Capital Partners LP, Magnetar Constellation Fund, Ltd., Magnetar Constellation Master Fund, Ltd, Magnetar Financial (UK) LLP, Magnetar Investment APPK LP, Magnetar Investment Opportunity Series Fund LP, Magnetar Lake Credit Fund LLC, Magnetar Longhorn Fund LP, Magnetar Opportunity 8 LP, Magnetar Opportunity A Ltd, Magnetar Opportunity 2025-2 LP, Magnetar Opportunity 2025-3 LP, Magnetar Opportunity 2025-4 LP, Magnetar Opportunity 2025-A LLC, Magnetar Opportunity 5 LP, Magnetar Opportunity 6 LP, Magnetar Opportunity 7 LP, Magnetar Special Situations Fund LP, Magnetar Special Situations Master Fund Ltd, Magnetar Structured Credit Fund, LP DBA Constellation onshore fund, Magnetar Waterfront Alternative Credit Fund LLC, Magnetar Waterfront Series A LLC, Magnetar Waterfront Series C LLC, Magnetar Xing He Fund LLC, Magnetar Xing He Master Fund Ltd, MCP Investing LLC, Mustang Opportunities Fund LP, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, Realta Investments Ireland Designated Activity Company, Series 1, A Series of Astrum Partners II LP, Series 2, A Series of Astrum Partners II LP, Series 2026-1, a Series of Magnetar Investment Opportunity Series FUND LP, Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

~~AMENDMENT NO. 4 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

~~Jason Emala, Esq.~~
~~Bluerock Asset Management, LLC~~
~~919 Third Avenue, 40th Floor~~
~~New York, NY 10022~~
~~Telephone: (212) 843-1601~~

Mark D. Klein

Allison Green

Neostellar Capital Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

agreen@neostellaradvisors.com

mklein@neostellaradvisors.com

Karl Wachter, Esq.

Michael L. Butler, Esq.

Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

karl.wachter@magnetar.com

mike.butler@magnetar.com

Copies to:

~~Nicole Simon~~
~~Stradley Ronon Stevens & Young, LLP~~
~~100 Park Avenue, Suite 2000~~
~~New York, NY 10017~~
~~Telephone: (212) 812-4137~~

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Clifford R. Cone, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

cliff.cone@sidley.com

~~June 8~~August 3, 2026

~~UNITED STATES OF AMERICA~~
~~BEFORE THE~~
~~SECURITIES AND EXCHANGE COMMISSION~~

~~I.~~	~~SUMMARY OF APPLICATION~~

UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.

640 FIFTH AVENUE, 12TH FLOOR
NEW YORK, NY 10019

MAGNETAR FINANCIAL LLC, MAGNETAR ASSET MANAGEMENT LLC, ASTRUM PARTNERS II LP, SERIES I, A SERIES OF ASTRUM PARTNERS LLC, SERIES VII, A SERIES OF ASTRUM PARTNERS LLC, SERIES XI, A SERIES OF ASTRUM PARTNERS LLC, ASTRUM PARTNERS LLC, SERIES XV, ASTRUM PARTNERS LLC, SERIES XVIII, CW CREDIT OPPORTUNITY 2 LP, CW OPPORTUNITY 2 LP, CW OPPORTUNITY LLC, LONGHORN SPECIAL OPPORTUNITIES FUND LP, MAGNETAR ACFI STRATEGIC VENTURES 2 LLC, MAGNETAR ACFI STRATEGIC VENTURES LLC, MAGNETAR AI OPPORTUNITY LLC, MAGNETAR AI VENTURES FUND LP, MAGNETAR ALPHA STAR FUND LLC, , MAGNETAR CAPITAL FUND II LP, MAGNETAR CAPITAL MASTER FUND, LTD, MAGNETAR CAPITAL PARTNERS LP, MAGNETAR CONSTELLATION FUND, LTD., MAGNETAR CONSTELLATION MASTER FUND, LTD, MAGNETAR FINANCIAL (UK) LLP, MAGNETAR INVESTMENT APPK LP, MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP, MAGNETAR LAKE CREDIT FUND LLC, MAGNETAR LONGHORN FUND LP, MAGNETAR OPPORTUNITY 8 LP, MAGNETAR OPPORTUNITY A LTD, MAGNETAR OPPORTUNITY 2025-2 LP, MAGNETAR OPPORTUNITY 2025-3 LP, MAGNETAR OPPORTUNITY 2025-4 LP, MAGNETAR OPPORTUNITY 2025-A LLC, MAGNETAR OPPORTUNITY 5 LP, MAGNETAR OPPORTUNITY 6 LP, MAGNETAR OPPORTUNITY 7 LP, MAGNETAR SPECIAL SITUATIONS FUND LP, MAGNETAR SPECIAL SITUATIONS MASTER FUND LTD, MAGNETAR STRUCTURED CREDIT FUND, LP DBA CONSTELLATION ONSHORE FUND, MAGNETAR WATERFRONT ALTERNATIVE CREDIT FUND LLC, MAGNETAR WATERFRONT SERIES A LLC, MAGNETAR WATERFRONT SERIES C LLC, MAGNETAR XING HE FUND LLC, MAGNETAR XING HE MASTER FUND LTD, MCP INVESTING LLC, MUSTANG OPPORTUNITIES FUND LP, PURPOSE ALTERNATIVE CREDIT FUND – F LLC, PURPOSE ALTERNATIVE CREDIT FUND – T LLC, REALTA INVESTMENTS IRELAND DESIGNATED ACTIVITY COMPANY, SERIES 1, A SERIES OF ASTRUM PARTNERS II LP, SERIES 2, A SERIES OF ASTRUM PARTNERS II LP, SERIES 2026-1, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP, SERIES 2026-2, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP

1603 ORRINGTON AVENUE, 13TH FLOOR

EVANSTON, IL 60201

File No. 812-

: : : : : : : : : : : : : : : : :

APPLICATION FOR AN ORDER

PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

2

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

~~• Bluerock Private Real Estate Fund (“BPRE”), an externally managed, non-diversified closed-end management investment company registered under the 1940 Act and listed on the New York Stock Exchange;~~

~~• Bluerock High Income Institutional Credit Fund (“HI” and, together with BPRE, the “Existing Regulated Funds”), an externally managed, non-diversified closed-end management investment company registered under the 1940 Act;~~

~~• Bluerock Fund Advisor, LLC and its successors2(“BFA”), an indirect, majority-owned subsidiary of BAM (as defined below) and the investment adviser to BPRE. BFA is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);~~

~~• Bluerock Credit Fund Advisor, LLC and its successors (“CFA” and, together with the Existing Regulated Funds and BFA, the “Applicants”), an indirect, majority-owned subsidiary of BAM and the investment adviser to HI.3CFA is registered with the SEC as an investment adviser under the Advisers Act.~~

•	Neostellar Capital Corp. (the “Existing Regulated Fund”), a Maryland corporation that operates as an externally managed, closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;
•	Neostellar Advisors LLC (the “BDC Adviser”), a Delaware limited liability company that is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that serves as the investment adviser to the Existing Regulated Fund, on behalf of itself and its successors;[2]
•	Magnetar Financial LLC (“Magnetar Financial”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act, and that serves as the investment adviser to certain Existing Affiliated Funds (as defined below);

•	Magnetar Financial (UK) LLP (“Magnetar UK”), a United Kingdom limited liability partnership and the investment adviser to certain Existing Affiliated Funds;
•	Magnetar Asset Management LLC (“Magnetar Asset Management”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act (and together with the BDC Adviser, Magnetar UK and Magnetar Financial, the “Existing Advisers”);

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
~~[2]~~	~~The term “successor,” as applied to each Adviser (as defined below), means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.~~
[2]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.
~~[3]~~	~~All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.~~

3

●	Certain vehicles (as identified on Schedule A hereto) (the “Existing Wholly-Owned Subsidiaries”), each of which is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub (as defined below) of the Existing Regulated Fund; and

●	The investment vehicles identified on Schedule B hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds” and, together with the Existing Regulated Fund, the Existing Advisers, and the Existing Wholly-Owned Subsidiaries, the “Applicants”).[3]

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.
[4]	“Regulated Fund” means the Existing Regulated ~~Funds~~Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (or series thereof, as applicable) (a) that is an open-end or closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[7]	“Adviser” means ~~BFA, CFA~~the Existing Advisers, and any other investment adviser~~,~~  controlling, controlled by, or under common control with ~~BFA and/or CFA~~an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.
[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

4

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	The Existing Regulated Fund

The Existing Regulated Fund (formerly known as SuRo Capital Corp., Sutter Rock Capital Corp., and GSV Capital Corp.) was incorporated in Maryland on January 6, 2011, and commenced operations upon completion of its initial public offering in May 2011. The Existing Regulated Fund elected to be regulated as a BDC under the 1940 Act upon completion of its initial public offering in May 2011 and operates as a closed-end non-diversified management investment company. The Existing Regulated Fund has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to make such election in the future. The Existing Regulated Fund’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

The Existing Regulated Fund’s investment objective is to maximize its portfolio’s total return, principally by seeking capital gains on its equity and equity-related investments and, to a lesser extent, income from debt investments. The Existing Regulated Fund’s business and affairs are managed under the direction of its board of directors (the “Existing Regulated Fund Board” and together with any Future Regulated Fund's board of directors, the “Board”). The Existing Regulated Fund Board consists of seven members, of which five members are not “interested persons” of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.9

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Existing Adviser and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act.10 A list of the Existing Affiliated Funds and their respective investment adviser is included on Schedule B hereto.

C.	The Existing Advisers

The BDC Adviser serves as the investment adviser of the Existing Regulated Fund and, as identified on Schedule B, an Existing Adviser serves as investment adviser to each of the Existing Affiliated Funds, and an Existing Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. On the date of this Application, the clients of the Existing Advisers that intend to rely on this Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule B hereto.

The BDC Adviser is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. The BDC Adviser’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Neostellar Administrative Services LLC, an affiliate of the BDC Adviser (the “Administrator”), provides administrative services to the Existing Regulated Fund under an administrative services agreement. The BDC Adviser is jointly owned by Magnetar Holdings LLC (“Magnetar Holdings”) and by a vehicle that is in turn owned and controlled by certain officers of the Existing Regulated Fund. Magnetar Holdings is owned and controlled by Magnetar Capital Partners LP, which is in turn an affiliated entity of Magnetar Financial, Magnetar UK and Magnetar Asset Management.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.
[10]	In the future, an Existing Affiliated Fund may register as an investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

5

Magnetar Asset Management is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar Financial is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar UK is a United Kingdom limited liability partnership and is registered with the Financial Conduct Authority. The principal place of business of Magnetar Asset Management and Magnetar Financial is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201. The principal place of business of Magnetar UK is 25 Great Pulteney Street, 3rd Floor, London W1F 9LT, United Kingdom. Either Magnetar UK or Magnetar Financial serves as the investment adviser to each of the Existing Affiliated Funds.

The investment management business that Magnetar Financial, Magnetar UK and Magnetar Asset Management are a part of is a multi-strategy, multi-product alternative investment platform (“Magnetar”) founded in 2005 with approximately $17.8 billion in assets under management as of December 31, 2025 and approximately 224 professionals globally as of March 31, 2026. Magnetar is headquartered in Evanston, Illinois and operates from offices in New York, London, Menlo Park, and Austin. Magnetar’s investment strategies include alternative credit and fixed income, quantitative investing, and ventures.

~~Bluerock Asset Management, LLC (“BAM”), a Delaware limited liability company formed in 2022, and/or one or more of its affiliates (collectively with BAM, “Bluerock Control Entities”) have controlling interests in each of the Advisers, and thus may be deemed to indirectly control the Regulated Funds. However, the Bluerock Control Entities are holding companies; they do not currently offer investment advisory services to any person, are not expected to do so in the future, and will not be the source of any Co-Investment Transactions under the requested Order. Accordingly, none of the Bluerock Control Entities have been included as Applicants.~~

~~A.~~	~~BPRE~~

~~BPRE (formerly, Bluerock Total Income+ Real Estate Fund) is a Delaware statutory trust formed on May 25, 2012. BPRE is registered under the 1940 Act as a closed-end management investment company. BPRE commenced operations on October 22, 2012. BPRE’s common shares commenced trading on the New York Stock Exchange on December 16, 2025. BPRE is currently treated as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended (the “Code”).~~

~~BPRE’s primary investment objective is to generate current income while secondarily seeking long-term capital appreciation with low to moderate volatility and low correlation to the broader markets.~~

~~BPRE has a six-member board of trustees (the “BPRE Board”), of which four members are not “interested” persons of BPRE within the meaning of Section 2(a)(19) of the 1940 Act.9~~

~~B.~~	~~HI~~

~~HI is a Delaware statutory trust formed on August 19, 2021. HI is registered under the 1940 Act as a closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act. HI commenced operations on June 21, 2022. HI is currently treated as a regulated investment company under Sub-Chapter M of the Code.~~

~~HI’s primary investment objective is to generate high current income, while secondarily seeking attractive, long-term risk-adjusted returns, with low correlation to the broader markets.~~

~~HI has a six-member board of trustees (the “HI Board’’ and, together with the BPRE Board, and any Future Regulated Fund’s board of directors, the “Board”), of which four members are not “interested” persons of HI within the meaning of Section 2(a)(19) of the 1940 Act.~~

~~C.~~	~~BFA and CFA~~

~~BFA is a Delaware limited liability company formed on May 11, 2012. BFA is registered with the SEC as an investment adviser under the Advisers Act. BFA is an indirect, majority-owned subsidiary of BAM and serves as investment adviser to BPRE.~~

~~CFA is a Delaware limited liability company formed on November 29, 2017. CFA is registered with the SEC as an investment adviser under the Advisers Act. CFA is an indirect, majority-owned subsidiary of BAM and serves as investment adviser to HI.~~

Under the terms of an investment advisory agreement with ~~BPRE and HI, BFA and CFA, respectively,~~the Existing Regulated Fund and each Existing Affiliated Fund, as applicable, the Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to ~~each~~the Existing Regulated Fund’s and each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

~~[9]~~	~~The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.~~

6

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”~~10~~11 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to an open-end fund or closed-end fund, or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). ~~BFA and CFA are each majority-owned by BAM,~~The Existing Advisers are under common control, and are thus affiliated persons of each other.

Accordingly, with respect to ~~BFA and CFA~~the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~BFA, CFA,~~an Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

~~[10]~~ [11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

7

~~C.~~	~~Conditions~~

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.~~11~~12

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,~~12~~13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,~~13~~14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.~~14~~15

4. No Remuneration. Any transaction fee~~15~~16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.~~16~~17

~~[11]~~ [12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
~~[12]~~ [13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act. Solely for purposes of conditions 2 and 6(b) of this application, a designated committee of the board of a Regulated Fund may take the steps required of the Required Majority, so long as: (a) such committee consists of at least three directors who both have no financial interest in the relevant transaction and are not interested persons of the Regulated Fund, a majority of whom approve the transaction; and (b) a report on all Co-Investment Transactions considered by the designated committee, including the committee’s decision on each such transaction and the information described in Section 57(f)(3) that the committee has recorded with respect to each such transaction, is provided to the entire board of the Regulated Fund at the board’s next regularly-scheduled meeting.
~~[13]~~ [14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.
~~[14]~~ [15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
~~[15]~~ [16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
~~[16]~~ [17]	The Affiliated Entities may adopt shared Co-Investment Policies.

8

6. Dispositions:

(a)	Prior to any Disposition~~[17]~~[18] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.~~[18]~~[19]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).~~19~~20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

~~[17]~~ [18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
~~[18]~~ [19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.
~~[19]~~ [20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

9

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule ~~17d-1~~17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

~~V. PRECEDENTS~~

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).~~20~~21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

~~[20]~~ [21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

10

VI. PROCEDURAL MATTERS

~~A. Communications~~

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

~~Jason Emala, Esq.~~
~~Bluerock Asset Management, LLC~~
~~919 Third Avenue, 40th Floor~~
~~New York, NY 10022~~
~~Telephone: (212) 843-1601~~

Mark D. Klein

Allison Green

Neostellar Capital Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

agreen@neostellaradvisors.com

mklein@neostellaradvisors.com

Karl Wachter, Esq.

Michael L. Butler, Esq,

Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

karl.wachter@magnetar.com

mike.butler@magnetar.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~Nicole Simon~~
~~Stradley Ronon Stevens & Young, LLP~~
~~100 Park Avenue, Suite 2000~~
~~New York, NY 10017~~
~~Telephone: (212) 812-4137~~

~~B.~~	~~Authorizations~~

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Telephone (202) 383-0100

Clifford R. Cone, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

cliff.cone@sidley.com

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of ~~each~~the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to ~~Sections 17(d) and~~Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Exhibit C.

11

The Applicants have caused this ~~Amendment No. 4 to the~~ Application to be duly signed on their behalf on the ~~8th~~3rd day of ~~June~~August, 2026.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Chairman, Chief Executive Officer and President

~~Bluerock Private Real Estate Fund (formerly, Bluerock Total Income+ Real Estate Fund)~~
NEOSTELLAR ADVISORS LLC
By:	~~By:~~ /s/ ~~Jordan Ruddy~~Allison Green
	Name:	~~Jordan Ruddy~~Allison Green
	Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	~~President~~Authorized Person

SURO CAPITAL SPORTS, LLC
By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

12

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

13

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	~~Bluerock High Income Institutional Credit Fund~~ /s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~General Counsel

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By; mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	~~Bluerock Fund Advisor, LLC~~ /s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~Authorized Signatory

~~Bluerock Credit Fund Advisor, LLC~~

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

14

Magnetar Capital Partners LP

By: supernova management llc, its general partner

By:	/s/ David J. Snyderman
	Name:	David J. Snyderman
	Title:	Administrative Manager

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

15

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~General Counsel

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of Bluerock Private Real Estate Fund (formerly, Bluerock Total Income+ Real Estate Fund) that he is the President of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

16

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Xing He Master Fund Ltd

By:	~~Bluerock Private Real Estate Fund (formerly, Bluerock Total Income+ Real Estate Fund)~~/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

MCP Investing LLC

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~Authorized Signatory

17

~~VERIFICATION~~

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	/s/ Bronwyn Wright
	Name:	Bronwyn Wright
	Title:	Director

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

18

Schedule A — Existing Wholly-Owned Subsidiaries

Wholly-owned subsidiaries (each, 100% owned) of Neostellar Capital Corp.:

1.	GSV Capital Lending, LLC (Delaware, formed April 13, 2012)

2.	SuRo Capital Sports, LLC (Delaware, formed March 19, 2021)

3.	SRCI Advisors, LLC (Delaware, formed September 9, 2025)

4.	GSVC AE Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

5.	GSVC AV Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

6.	GSVC SW Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

7.	GSVC SVDS Holdings, Inc. — Taxable Subsidiary (Delaware, formed August 13, 2013)

19

Schedule B —Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	Existing Affiliated Funds advised by Magnetar Financial LLC:

●	Magnetar Capital Fund II LP
●	Magnetar Capital Master Fund, Ltd
●	Magnetar Constellation Fund, Ltd.
●	Magnetar Constellation Master Fund, Ltd
●	Magnetar Investment APPK LP
●	Magnetar Investment Opportunity Series Fund LP
●	Magnetar Lake Credit Fund LLC
●	Magnetar Longhorn Fund LP
●	Magnetar Opportunity 8 LP
●	Magnetar Opportunity A Ltd
●	Magnetar Opportunity 2025-2 LP
●	Magnetar Opportunity 2025-3 LP
●	Magnetar Opportunity 2025-4 LP
●	Magnetar Opportunity 2025-A LLC
●	Magnetar Opportunity 5 LP
●	Magnetar Opportunity 6 LP
●	Magnetar Opportunity 7 LP
●	Magnetar Special Situations Fund LP
●	Magnetar Special Situations Master Fund Ltd
●	Magnetar Structured Credit Fund, LP DBA Constellation Onshore Fund
●	Magnetar Waterfront Alternative Credit Fund LLC
●	Magnetar Waterfront Series A LLC
●	Magnetar Waterfront Series C LLC
●	Magnetar Xing He Fund LLC
●	Magnetar Xing He Master Fund Ltd
●	Mustang Opportunities Fund LP
●	Purpose Alternative Credit Fund – F LLC
●	Purpose Alternative Credit Fund – T LLC
●	Series 1, A Series of Astrum Partners II LP
●	Series 2, A Series of Astrum Partners II LP
●	Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP
●	Series 2026-2, a Series of Magnetar Investment Opportunity Series Fund LP

B.	Existing Affilated Funds Advised by Magnetar Financial (UK) LLP:

●	Realta Investments Ireland Designated Activity Company

20

Exhibit A

VERIFICATION

The undersigned states that he or she has duly executed the ~~foregoing~~attached Application dated August 3, 2026 for and on behalf of ~~Bluerock High Income Institutional Credit Fund~~the Applicants, as the case may be, that he ~~is~~or she holds the ~~President of~~office with each such entity as indicated below and that all ~~action by~~actions by stockholders, officers, directors, and other bodies necessary to authorize ~~deponent~~the undersigned to execute and file such ~~instrument has~~Application have been taken. The undersigned further states that he or she is familiar with ~~such~~the instrument~~,~~  and the contents thereof, and that the facts ~~therein~~ set forth therein are true to the best of his or her knowledge, information, and belief.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Chairman, Chief Executive Officer and President

NEOSTELLAR ADVISORS LLC

By:	/s/ Allison Green
	Name:	Allison Green
	Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SURO CAPITAL SPORTS, LLC
By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

21

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	~~Bluerock High Income Institutional Credit Fund~~ /s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~General Counsel

22

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of Bluerock Fund Advisor, LLC that he is the President of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By; mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Capital Partners LP

By: supernova management llc, its general partner

By:	/s/ David J. Snyderman
	Name:	David J. Snyderman
	Title:	Administrative Manager

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	~~Bluerock Fund Advisor, LLC~~ /s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Karl Wachter
	Name:	~~Jordan Ruddy~~Karl Wachter
	Title:	~~President~~Authorized Signatory

23

~~VERIFICATION~~

~~The undersigned states that he has duly executed the foregoing Application for and on behalf of Bluerock Credit Fund Advisor, LLC that he is the President of such entity and that all action by officers, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.~~

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

24

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

25

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Xing He Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

MCP Investing LLC

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	~~Bluerock Credit Fund Advisor, LLC~~/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	~~By:~~ /s/ ~~Jordan Ruddy~~Bronwyn Wright
	Name:	~~Jordan Ruddy~~Bronwyn Wright
	Title:	~~President~~Director

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

26

[Different first page setting changed from off in original to on in modified.].

Exhibit B

~~EXHIBIT A~~

Resolutions of the Board of Directors of ~~Bluerock Private Real Estate Fund (formerly, Bluerock Total Income+ Real Estate Fund~~Neostellar Capital Corp. (the “Fund”)

~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

WHEREAS, the Board deems it ~~is~~ advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder~~.~~; now therefore be it

~~NOW, THEREFORE, BE IT~~ RESOLVED, that the officers of ~~Bluerock Fund Advisor, LLC and~~ the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name ~~and on behalf of the Fund,~~ to prepare, execute, and cause to be filed with the Commission an Application for an ~~Order~~order of ~~Exemption~~exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act~~, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act~~; and be it ~~is~~ further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and be it ~~is~~ further

RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

~~Resolutions of the Board of Trustees of Bluerock High Income Institutional Credit Fund~~

~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

~~WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.~~

~~NOW, THEREFORE, BE IT RESOLVED, that the officers of Bluerock Credit Fund Advisor, LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name and on behalf of the Fund, to prepare, execute, and cause to be filed with the Commission an Application for an Order of Exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act; and it is further~~

~~RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further~~

~~RESOLVED, that any and all actions previously taken by the Fund or any of its directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.~~

Adopted July 15, 2026

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1

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Exhibit C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical Under Rule 0-5(e)(3)

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2

File No. ~~812-15960~~812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

______________________

In the Matter of the Application of:

~~Keystone Private Income Fund, Keystone National Group, LLC, Keystone Private Market~~
~~Opportunities IX (Q), LP, Keystone Private Market Opportunities IX, LP, Keystone Real Estate Lending Fund, LLC, Keystone Real Estate Investment Trust, LLC~~

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.,

~~60 E. South Temple, Suite 2100~~
~~Salt Lake City, Utah 84111~~

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

Magnetar financial llc, magnetar asset management llc, Astrum Partners II LP, Series I, a series of Astrum Partners LLC, Series VII, a series of Astrum Partners LLC, Series XI, a series of Astrum Partners LLC, Astrum Partners LLC, Series XV, Astrum Partners LLC, Series XVIII, CW Credit Opportunity 2 LP, CW Opportunity 2 LP, CW Opportunity LLC, Longhorn Special Opportunities Fund LP, Magnetar ACFI Strategic Ventures 2 LLC, Magnetar ACFI Strategic Ventures LLC, Magnetar AI Opportunity LLC, Magnetar AI Ventures Fund LP, Magnetar Alpha Star Fund LLC, Magnetar Capital Fund II LP, Magnetar Capital Master Fund, Ltd, Magnetar Capital Partners LP, Magnetar Constellation Fund, Ltd., Magnetar Constellation Master Fund, Ltd, Magnetar Financial (UK) LLP, Magnetar Investment APPK LP, Magnetar Investment Opportunity Series Fund LP, Magnetar Lake Credit Fund LLC, Magnetar Longhorn Fund LP, Magnetar Opportunity 8 LP, Magnetar Opportunity A Ltd, Magnetar Opportunity 2025-2 LP, Magnetar Opportunity 2025-3 LP, Magnetar Opportunity 2025-4 LP, Magnetar Opportunity 2025-A LLC, Magnetar Opportunity 5 LP, Magnetar Opportunity 6 LP, Magnetar Opportunity 7 LP, Magnetar Special Situations Fund LP, Magnetar Special Situations Master Fund Ltd, Magnetar Structured Credit Fund, LP DBA Constellation onshore fund, Magnetar Waterfront Alternative Credit Fund LLC, Magnetar Waterfront Series A LLC, Magnetar Waterfront Series C LLC, Magnetar Xing He Fund LLC, Magnetar Xing He Master Fund Ltd, MCP Investing LLC, Mustang Opportunities Fund LP, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, Realta Investments Ireland Designated Activity Company, Series 1, A Series of Astrum Partners II LP, Series 2, A Series of Astrum Partners II LP, Series 2026-1, a Series of Magnetar Investment Opportunity Series FUND LP, Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

~~AMENDMENT NO. 2 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

~~J. Troy Beatty~~

~~General Counsel~~

~~60 E. South Temple, Suite 2100~~

~~Salt Lake City, Utah 84111~~

~~(925) 480-6050~~

~~troy@keystonenational.com~~

Mark D. Klein

Allison Green

Neostellar Capital Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

agreen@neostellaradvisors.com

mklein@neostellaradvisors.com

Karl Wachter, Esq.

Michael L. Butler, Esq.

Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

karl.wachter@magnetar.com

mike.butler@magnetar.com

Copies to:

~~James E. Anderson~~

~~Haofei Liu~~

~~Willkie Farr & Gallagher LLP~~

~~1875 K St NW~~

~~Washington, DC 20006~~

~~(202) 303-1000~~

~~JAnderson@willkie.com~~

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, N.W., Suite 700

Washington, D.C. 20001

(202) 383-0100

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Clifford R. Cone, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

cliff.cone@sidley.com

~~May 8~~August 3, 2026

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

~~KEYSTONE PRIVATE INCOME FUND, KEYSTONE NATIONAL GROUP, LLC, KEYSTONE PRIVATE MARKET OPPORTUNITIES IX (Q), LP, KEYSTONE PRIVATE MARKET OPPORTUNITIES IX, LP, KEYSTONE REAL ESTATE LENDING FUND, LLC, KEYSTONE REAL ESTATE INVESTMENT TRUST, LLC~~

NEOSTELLAR CAPITAL CORP., NEOSTELLAR ADVISORS LLC, GSV CAPITAL LENDING, LLC, SURO CAPITAL SPORTS, LLC, SRCI ADVISORS, LLC, GSVC AE HOLDINGS, INC., GSVC AV HOLDINGS, INC., GSVC SW HOLDINGS, INC., GSVC SVDS HOLDINGS, INC.

640 FIFTH AVENUE, 12TH FLOOR
NEW YORK, NY 10019

~~60 E. South Temple, Suite 2100~~
~~Salt Lake City, Utah 84111~~

MAGNETAR FINANCIAL LLC, MAGNETAR ASSET MANAGEMENT LLC, ASTRUM PARTNERS II LP, SERIES I, A SERIES OF ASTRUM PARTNERS LLC, SERIES VII, A SERIES OF ASTRUM PARTNERS LLC, SERIES XI, A SERIES OF ASTRUM PARTNERS LLC, ASTRUM PARTNERS LLC, SERIES XV, ASTRUM PARTNERS LLC, SERIES XVIII, CW CREDIT OPPORTUNITY 2 LP, CW OPPORTUNITY 2 LP, CW OPPORTUNITY LLC, LONGHORN SPECIAL OPPORTUNITIES FUND LP, MAGNETAR ACFI STRATEGIC VENTURES 2 LLC, MAGNETAR ACFI STRATEGIC VENTURES LLC, MAGNETAR AI OPPORTUNITY LLC, MAGNETAR AI VENTURES FUND LP, MAGNETAR ALPHA STAR FUND LLC, , MAGNETAR CAPITAL FUND II LP, MAGNETAR CAPITAL MASTER FUND, LTD, MAGNETAR CAPITAL PARTNERS LP, MAGNETAR CONSTELLATION FUND, LTD., MAGNETAR CONSTELLATION MASTER FUND, LTD, MAGNETAR FINANCIAL (UK) LLP, MAGNETAR INVESTMENT APPK LP, MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP, MAGNETAR LAKE CREDIT FUND LLC, MAGNETAR LONGHORN FUND LP, MAGNETAR OPPORTUNITY 8 LP, MAGNETAR OPPORTUNITY A LTD, MAGNETAR OPPORTUNITY 2025-2 LP, MAGNETAR OPPORTUNITY 2025-3 LP, MAGNETAR OPPORTUNITY 2025-4 LP, MAGNETAR OPPORTUNITY 2025-A LLC, MAGNETAR OPPORTUNITY 5 LP, MAGNETAR OPPORTUNITY 6 LP, MAGNETAR OPPORTUNITY 7 LP, MAGNETAR SPECIAL SITUATIONS FUND LP, MAGNETAR SPECIAL SITUATIONS MASTER FUND LTD, MAGNETAR STRUCTURED CREDIT FUND, LP DBA CONSTELLATION ONSHORE FUND, MAGNETAR WATERFRONT ALTERNATIVE CREDIT FUND LLC, MAGNETAR WATERFRONT SERIES A LLC, MAGNETAR WATERFRONT SERIES C LLC, MAGNETAR XING HE FUND LLC, MAGNETAR XING HE MASTER FUND LTD, MCP INVESTING LLC, MUSTANG OPPORTUNITIES FUND LP, PURPOSE ALTERNATIVE CREDIT FUND – F LLC, PURPOSE ALTERNATIVE CREDIT FUND – T LLC, REALTA INVESTMENTS IRELAND DESIGNATED ACTIVITY COMPANY, SERIES 1, A SERIES OF ASTRUM PARTNERS II LP, SERIES 2, A SERIES OF ASTRUM PARTNERS II LP, SERIES 2026-1, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP, SERIES 2026-2, A SERIES OF MAGNETAR INVESTMENT OPPORTUNITY SERIES FUND LP

1603 ORRINGTON AVENUE, 13TH FLOOR

EVANSTON, IL 60201

File No. ~~812-15960~~812-

: : : : : : : : : : : : : : : : :

~~AMENDMENT NO. 2 TO THE~~ APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

2

I. SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

●	Neostellar Capital Corp. (the “Existing Regulated Fund”), a Maryland corporation that operates as an externally managed, closed-end non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

●	Neostellar Advisors LLC (the “BDC Adviser”), a Delaware limited liability company that is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that serves as the investment adviser to the Existing Regulated Fund, on behalf of itself and its successors;[2]

●	Magnetar Financial LLC (“Magnetar Financial”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act, and that serves as the investment adviser to certain Existing Affiliated Funds (as defined below);

●	Magnetar Financial (UK) LLP (“Magnetar UK”), a United Kingdom limited liability partnership and the investment adviser to certain Existing Affiliated Funds;

●	Magnetar Asset Management LLC (“Magnetar Asset Management”), a Delaware limited liability company that is an investment adviser registered under the Advisers Act (and together with the BDC Adviser, Magnetar UK and Magnetar Financial, the “Existing Advisers”);

●	Certain vehicles (as identified on Schedule A hereto) (the “Existing Wholly-Owned Subsidiaries”), each of which is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub (as defined below) of the Existing Regulated Fund; and

●	The investment vehicles identified on Schedule B hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds” and, together with the Existing Regulated Fund, the Existing Advisers, and the Existing Wholly-Owned Subsidiaries, the “Applicants”).[3]

~~●~~

Keystone Private Income Fund, a Delaware statutory trust which is an externally managed, closed-end management investment company that is registered under the 1940 Act (“Existing Regulated Fund” or “KPIF”);

~~●~~

Keystone Private Market Opportunities IX (Q), LP, which is an entity whose investment adviser is Keystone National Group, LLC and that would be an investment company but for Section 3(c)(7) of the 1940 Act; (“KPMO IX Q”);

~~●~~

Keystone Private Market Opportunities IX, LP, which is an entity whose investment adviser is Keystone National Group, LLC and that ~~would be an investment company but for Section 3(c)(1) of the 1940 Act (“KPMO IX”);~~

~~●~~

Keystone Real Estate Lending Fund, LLC, which is an entity whose investment adviser is Keystone National Group, LLC and that would be an investment company but for Section 3(c)(5) of the 1940 Act (“KRELF”);

~~●~~	~~Keystone Real Estate Investment Trust, LLC, which is an entity whose investment adviser is Keystone National Group, LLC and that would be an investment company but for Section 3(c)(5) of the 1940 Act (“KREIT” and, together with KPMO IX Q, KPMO IX, and KRELF, the “Existing Affiliated Entities”); and~~

~~●~~	~~Keystone National Group, LLC and its successors[2](collectively, “KNG”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to each of the Existing Regulated Fund and Existing Affiliated Entities.~~

~~The Existing Regulated Fund, KNG and the Existing Affiliated Entities may be referred to herein as the Applicants.”3~~

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

[3]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

~~2 The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.~~

~~3 All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.~~

3

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund4 and one or more Affiliated Entities5 to engage in Co-Investment Transactions6 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.” 7 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.8

II. GENERAL DESCRIPTION OF THE APPLICANTS

~~A. Keystone Private Income Fund~~

~~KPIF was organized on August 27, 2019 as Keystone Private Income Fund, a Delaware statutory trust, and commenced operations on July 1, 2020. KPIF has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to so qualify. KPIF’s principal place of business is 60 E. South Temple, Suite 2100, Salt Lake City, Utah 84111.~~

~~KPIF’s primary investment objective is to produce current income. KNG manages the KPIF’s portfolio with a view toward producing current income, managing liquidity and protecting against downside scenarios. KNG serves as the primary investment adviser to KPIF.~~

~~KPIF has a 4-member board (the “KPIF Board”), of which 3 members are not “interested persons” of KPIF within the meaning of Section 2(a)(19) of the 1940 Act.9~~

~~B. Keystone National Group, LLC~~

~~KNG serves as the investment adviser of the Existing Regulated Fund and the Existing Affiliated Entities, and either it or another Adviser will serve as the investment adviser to any Future Regulated Fund. KNG is a Delaware limited liability company that is registered with the Commission as an investment adviser under the Advisers Act. On the date of this Application, KNG’s clients that intend to rely on the Order are the Existing Regulated Fund and each of KRELF and KREIT, which will co-invest with KPIF.~~

~~KNG is a private markets investment manager providing diversified investment products and strategies with a focus on current income, contractual cash flows and strong downside protection. KNG is headquartered in Salt Lake City, Utah and also has an office in Dallas, Texas.~~

A. The Existing Regulated Fund

The Existing Regulated Fund (formerly known as SuRo Capital Corp., Sutter Rock Capital Corp., and GSV Capital Corp.) was incorporated in Maryland on January 6, 2011, and commenced operations upon completion of its initial public offering in May 2011. The Existing Regulated Fund elected to be regulated as a BDC under the 1940 Act upon completion of its initial public offering in May 2011 and operates as a closed-end non-diversified management investment company. The Existing Regulated Fund has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to make such election in the future. The Existing Regulated Fund’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

[4]	“Regulated Fund” means the Existing Regulated Fund and any Future Regulated Funds. “Future Regulated Fund” means an entity (or series thereof, as applicable) (a) that is an open-end or closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[5]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates, and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[7]	“Adviser” means ~~KNG~~the Existing Advisers, and any other investment adviser controlling, controlled by, or under common control with ~~KNG~~an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[8]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

~~9 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.~~

4

The Existing Regulated Fund’s investment objective is to maximize its portfolio’s total return, principally by seeking capital gains on its equity and equity-related investments and, to a lesser extent, income from debt investments. The Existing Regulated Fund’s business and affairs are managed under the direction of its board of directors (the “Existing Regulated Fund Board” and together with any Future Regulated Fund’s board of directors, the “Board”). The Existing Regulated Fund Board consists of seven members, of which five members are not “interested persons” of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.9

B. The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds, each of whose investment adviser is an Existing Adviser and each of which would be an investment company but for Sections 3(c)(1), 3(c)(5) or 3(c)(7) of the 1940 Act.10 A list of the Existing Affiliated Funds and their respective investment adviser is included on Schedule B hereto.

C. The Existing Advisers

The BDC Adviser serves as the investment adviser of the Existing Regulated Fund and, as identified on Schedule B, an Existing Adviser serves as investment adviser to each of the Existing Affiliated Funds, and an Existing Adviser or another Adviser will serve as the investment adviser to any Future Regulated Fund. On the date of this Application, the clients of the Existing Advisers that intend to rely on this Application are the Existing Regulated Fund and the Existing Affiliated Funds identified on Schedule B hereto.

The BDC Adviser is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. The BDC Adviser’s principal place of business is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Neostellar Administrative Services LLC, an affiliate of the BDC Adviser (the “Administrator”), provides administrative services to the Existing Regulated Fund under an administrative services agreement. The BDC Adviser is jointly owned by Magnetar Holdings LLC (“Magnetar Holdings”) and by a vehicle that is in turn owned and controlled by certain officers of the Existing Regulated Fund. Magnetar Holdings is owned and controlled by Magnetar Capital Partners LP, which is in turn an affiliated entity of Magnetar Financial, Magnetar UK and Magnetar Asset Management.

Magnetar Asset Management is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar Financial is a Delaware limited liability company and is registered as an investment adviser with the Commission under the Advisers Act. Magnetar UK is a United Kingdom limited liability partnership and is registered with the Financial Conduct Authority. The principal place of business of Magnetar Asset Management and Magnetar Financial is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201. The principal place of business of Magnetar UK is 25 Great Pulteney Street, 3rd Floor, London W1F 9LT, United Kingdom. Either Magnetar UK or Magnetar Financial serves as the investment adviser to each of the Existing Affiliated Funds.

The investment management business that Magnetar Financial, Magnetar UK and Magnetar Asset Management are a part of is a multi-strategy, multi-product alternative investment platform (“Magnetar”) founded in 2005 with approximately $17.8 billion in assets under management as of December 31, 2025 and approximately 224 professionals globally as of March 31, 2026. Magnetar is headquartered in Evanston, Illinois and operates from offices in New York, London, Menlo Park, and Austin. Magnetar’s investment strategies include alternative credit and fixed income, quantitative investing, and ventures.

[9]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

[10]	In the future, an Existing Affiliated Fund may register as an investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

5

Under the terms of an investment advisory agreement with the Existing Regulated Fund~~,~~ and each Existing Affiliated ~~Entities, respectively, KNG~~Fund, as applicable, the Existing Advisers will, among other things, manage the investment portfolio, direct purchases and sales of portfolio securities and report thereon to the Existing Regulated Fund’s and each Existing Affiliated Fund’s officers and directors/trustees/manager regularly.

~~C. Existing Affiliated Entities~~

~~Each Existing Affiliated Entity is a Delaware limited liability company or limited partnership that is a privately-offered fund that would be an “investment company” but for Section 3(c)(1), Section 3(c)(5) or Section 3(c)(7) of the 1940 Act.10~~

~~KPMO IX and KPMO IX Q were organized in July 2018 and March 2019, respectively, as Delaware limited partnerships. Their primary investment objective is to produce current income.~~

~~KRELF was organized in November 2014 as a Delaware limited partnership and reorganized in January 2024 as a Delaware limited liability company. KRELF’s primary investment objective is to produce current income.~~

~~KREIT was organized in January 2024 as a Delaware limited liability company. KREIT’s primary investment objective is to produce current income and capital appreciation through select real estate investments.~~

III. ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”11 in which the fund is a participant without first obtaining an order from the SEC.

~~10 In the future, an Existing Affiliated Entity may register as an investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.~~

[11]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

6

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to ~~a~~an open-end fund or closed-end fund, or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). ~~With respect to KNG~~The Existing Advisers are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Existing Advisers and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with ~~KNG~~an Existing Adviser and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act.

~~C. Conditions~~

C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.12

[12]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

7

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,13 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,14 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.15

4. No Remuneration. Any transaction fee16 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

[13]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act. Solely for purposes of conditions 2 and 6(b) of this application, a designated committee of the board of a Regulated Fund may take the steps required of the Required Majority, so long as: (a) such committee consists of at least three directors who both have no financial interest in the relevant transaction and are not interested persons of the Regulated Fund, a majority of whom approve the transaction; and (b) a report on all Co-Investment Transactions considered by the designated committee, including the committee’s decision on each such transaction and the information described in Section 57(f)(3) that the committee has recorded with respect to each such transaction, is provided to the entire board of the Regulated Fund at the board’s next regularly-scheduled meeting.

[14]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[15]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[16]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

8

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.17

6. Dispositions:

(a)	Prior to any Disposition[18] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)	Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[19]

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

[17]	The Affiliated Entities may adopt shared Co-Investment Policies.

[18]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[19]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

9

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).20

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule ~~17d-1~~17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the ~~Co Investment~~Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

~~V. PRECEDENTS~~

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).21 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[20]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

[21]	See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

10

VI. PROCEDURAL MATTERS

~~A. Communications~~

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

~~B. Troy Beatty~~

~~General Counsel~~
~~60 E. South Temple, Suite 2100~~
~~Salt Lake City, Utah 84111~~
~~(925) 480-6050~~
~~troy@keystonenational.com~~

Mark D. Klein

Allison Green

Neostellar Capital Corp.

640 Fifth Avenue, 12th Floor

New York, NY 10019

(212) 931-6331

agreen@neostellaradvisors.com

mklein@neostellaradvisors.com

Karl Wachter, Esq.

Michael L. Butler, Esq,

Magnetar Financial LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

(847) 905-4400

karl.wachter@magnetar.com

mike.butler@magnetar.com

11

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

~~James E. Anderson~~
~~Haofei Liu~~
~~Willkie Farr & Gallagher LLP~~
~~1875 K St NW~~
~~Washington, DC 20006~~
~~(202) 303-1000~~
~~JAnderson@willkie.com~~

~~C. Authorizations~~

Anne G. Oberndorf, Esq.

Payam Siadatpour, Esq.

Eversheds Sutherland (US) LLP

700 Sixth Street, NW, Suite 700

Washington, DC 20001

anne.oberndorf@eversheds-sutherland.com

payam.siadatpour@eversheds-sutherland.com

Telephone (202) 383-0100

Clifford R. Cone, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

cliff.cone@sidley.com

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of the Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that ~~the Existing Regulated Fund and~~ each Applicant has authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he ~~or she~~ has duly executed the Application for and on behalf of the applicable entity listed; that he ~~or she~~ is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

In accordance with the requirements for a request for expedited review of this Application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by Rule 0-5(e) of the 1940 Act are attached as Exhibit C.

12

The Applicants have caused this ~~Amendment No. 2 to the~~ Application to be duly signed on their behalf on the ~~8th~~3rd day of ~~May~~August, 2026.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Chairman, Chief Executive Officer and President

NEOSTELLAR ADVISORS LLC

By:	/s/ Allison Green
	Name:	Allison Green
	Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SURO CAPITAL SPORTS, LLC
By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

13

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

14

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

15

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By; mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

16

Magnetar Capital Partners LP

By: supernova management llc, its general partner

~~KEYSTONE PRIVATE INCOME FUND~~

By:	/s/ ~~Brad Allen~~David J. Snyderman
~~Name:~~	Name:	~~Brad Allen~~David J. Snyderman
~~Title:~~	Title:	~~Treasurer (Principal Financial Officer)~~ Administrative Manager

~~KEYSTONE NATIONAL GROUP, LLC~~

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Managing Partner and Chief Financial Officer~~ General Counsel

17

~~KEYSTONE PRIVATE MARKET OPPORTUNITIES IX (Q), LP~~

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

18

~~KEYSTONE PRIVATE MARKET OPPORTUNITIES IX, LP~~

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

19

~~KEYSTONE REAL ESTATE LENDING FUND, LLC~~

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

~~KEYSTONE REAL ESTATE INVESTMENT TRUST, LLC~~

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

20

Magnetar Xing He Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

MCP Investing LLC

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	/s/ ~~Brad Allen~~Bronwyn Wright
~~Name:~~	Name:	~~Brad Allen~~Bronwyn Wright
~~Title:~~	Title:	~~Manager~~Director

21

~~VERIFICATION~~

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

22

Schedule A — Existing Wholly-Owned Subsidiaries

Wholly-owned subsidiaries (each, 100% owned) of Neostellar Capital Corp.:

1.	GSV Capital Lending, LLC (Delaware, formed April 13, 2012)

2.	SuRo Capital Sports, LLC (Delaware, formed March 19, 2021)

3.	SRCI Advisors, LLC (Delaware, formed September 9, 2025)

4.	GSVC AE Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

5.	GSVC AV Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

6.	GSVC SW Holdings, Inc. — Taxable Subsidiary (Delaware, formed November 28, 2012)

7.	GSVC SVDS Holdings, Inc. — Taxable Subsidiary (Delaware, formed August 13, 2013)

23

Schedule B —Existing Affiliated Funds

All Existing Affiliated Funds are advised by an Adviser as set forth below:

A.	Existing Affiliated Funds advised by Magnetar Financial LLC:

●	Magnetar Capital Fund II LP
●	Magnetar Capital Master Fund, Ltd
●	Magnetar Constellation Fund, Ltd.
●	Magnetar Constellation Master Fund, Ltd
●	Magnetar Investment APPK LP
●	Magnetar Investment Opportunity Series Fund LP
●	Magnetar Lake Credit Fund LLC
●	Magnetar Longhorn Fund LP
●	Magnetar Opportunity 8 LP
●	Magnetar Opportunity A Ltd
●	Magnetar Opportunity 2025-2 LP
●	Magnetar Opportunity 2025-3 LP
●	Magnetar Opportunity 2025-4 LP
●	Magnetar Opportunity 2025-A LLC
●	Magnetar Opportunity 5 LP
●	Magnetar Opportunity 6 LP
●	Magnetar Opportunity 7 LP
●	Magnetar Special Situations Fund LP
●	Magnetar Special Situations Master Fund Ltd
●	Magnetar Structured Credit Fund, LP DBA Constellation Onshore Fund
●	Magnetar Waterfront Alternative Credit Fund LLC
●	Magnetar Waterfront Series A LLC
●	Magnetar Waterfront Series C LLC
●	Magnetar Xing He Fund LLC
●	Magnetar Xing He Master Fund Ltd
●	Mustang Opportunities Fund LP
●	Purpose Alternative Credit Fund – F LLC
●	Purpose Alternative Credit Fund – T LLC
●	Series 1, A Series of Astrum Partners II LP
●	Series 2, A Series of Astrum Partners II LP
●	Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP
●	Series 2026-2, a Series of Magnetar Investment Opportunity Series Fund LP

B.	Existing Affiliated Funds Advised by Magnetar Financial (UK) LLP:
●	Realta Investments Ireland Designated Activity Company

24

Exhibit A

VERIFICATION

~~Each of the~~The undersigned states that he or she has duly executed the attached ~~Amendment No. 2 to the~~ Application dated ~~as of May 8~~August 3, 2026 for and on behalf of the ~~entities listed below;~~Applicants, as the case may be, that he or she holds the office with each such entity as indicated below and that all ~~action by~~actions by stockholders, officers, directors, ~~officers, stockholders, general partners, trustees or members of each entity and any other body~~and other bodies necessary to authorize the undersigned to execute and file such ~~instrument has~~Application have been taken. ~~Each of the~~The undersigned further states that he or she is familiar with ~~such~~the instrument~~,~~ and the contents thereof, and that the facts ~~therein~~ set forth therein are true to the best of his or her knowledge, information, and belief.

NEOSTELLAR CAPITAL CORP.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Chairman, Chief Executive Officer and President

NEOSTELLAR ADVISORS LLC

By:	/s/ Allison Green
	Name:	Allison Green
	Title:	Authorized Person

GSV CAPITAL LENDING, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SURO CAPITAL SPORTS, LLC
By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

SRCI ADVISORS, LLC

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

25

GSVC AE HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC AV HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SW HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

GSVC SVDS HOLDINGS, INC.

By:	/s/ Mark D. Klein
	Name:	Mark D. Klein
	Title:	Authorized Person

Magnetar financial llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

magnetar asset management llc

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners II LP

by: astrum partners gp llc, its general partner

by: MCP GP HOLDINGS llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series I, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

26

Series VII, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Series XI, a series of Astrum Partners LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XV

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Astrum Partners LLC, Series XVIII

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

CW Credit Opportunity 2 LP

By: cw credit opportunity 2 gp llc, its general partner

by: MCP gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity 2 LP

By: cw opportunity 2 gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

CW Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

27

Longhorn Special Opportunities Fund LP

By: magnetar longhorn gp llc, its general partner

by: magnetar financial llc, its managing member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar ACFI Strategic Ventures 2 LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar ACFI Strategic Ventures LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Opportunity LLC

by: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar AI Ventures Fund LP

by: magnetar ai ventures gp llc, its general partner

By; mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Alpha Star Fund LLC

bY: mAGNETAR ALPHA STAR MM LLC, ITS MANAGER

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Capital Fund II LP

BY: MAGNETAR CAPITAL FUND ii gp llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

28

Magnetar Capital Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Capital Partners LP

By: supernova management llc, its general partner

~~KEYSTONE PRIVATE INCOME FUND~~

By:	/s/ ~~Brad Allen~~David J. Snyderman
~~Name:~~	Name:	~~Brad Allen~~David J. Snyderman
~~Title:~~	Title:	~~Treasurer (Principal Financial Officer)~~ Administrative Manager

~~KEYSTONE NATIONAL GROUP, LLC~~

Magnetar Constellation Fund, Ltd.

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Constellation Master Fund, Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Financial (UK) LLP

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Person

Magnetar Investment APPK LP

by: Magnetar investment appk gp llc, its general partner

By: mcp gp holdings LLC, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

29

Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Lake Credit Fund LLC

By: Magnetar financial llc, its manager

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Managing Partner and Chief Financial Officer~~ General Counsel

~~KEYSTONE PRIVATE MARKET OPPORTUNITIES IX (Q), LP~~

Magnetar Longhorn Fund LP

by: magnertar longhorn gp llc, its general partner

By: magnetar financial llc, its managing MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 8 lp

By: magnetar opportunity 8 gp llc, its general partner

by: MCP GP Holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity A ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Opportunity 2025-2 LP

by: magnetar opportunity 2025-2 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 2025-3 LP

by: magnetar opportunity 2025-3 gp llc, its general partner

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

30

Magnetar Opportunity 2025-4 LP

BY: mAGNETAR OPPORTUNITY 2025-4 GP LLC, its general partner

by: MCP GP Holdings LLC, its SOLE MEMBER

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

~~KEYSTONE PRIVATE MARKET OPPORTUNITIES IX, LP~~

Magnetar Opportunity 2025-A LLC

By: magnetar financial llc, its manager

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Opportunity 5 LP

BY: MAGNETAR OPPORTUNITY 5 GP LLC, its general partner

by: MCP GP HOLDINGS, ITS SOLE MEMBER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 6 LP

by: magnetar opportunity 6 GP llc, its general partner

by: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Opportunity 7 LP

by: magnetar opportuniyt 7 gp llc, its general partner

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

31

Magnetar Special Situations Fund LP

by: magnetar special situations gp llc, ITS GENERAL PARTNER

by: mcp gp holdings llc, its SOLE MEMBER

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

~~KEYSTONE REAL ESTATE LENDING FUND, LLC~~

Magnetar Special Situations Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

Magnetar Structured Credit Fund, LP DBA Constellation onshore fund

By: Magnetar financial llc, its general partner

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Waterfront Alternative Credit Fund LLC

by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series A LLC

by: magnetar waterfront Alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

By: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Magnetar Waterfront Series C LLC

by: magnetar waterfront alternative credit fund llc, its sole member by: magnetar waterfront alternative credit mm llc, its manager

BY: mcp gp holdings llc, ITS sole member

By:	/s/ ~~Brad Allen~~Karl Wachter
~~Name:~~	Name:	~~Brad Allen~~Karl Wachter
~~Title:~~	Title:	~~Manager~~Authorized Signatory

32

~~KEYSTONE REAL ESTATE INVESTMENT TRUST, LLC~~

Magnetar Xing He Fund LLC

bY: MAGNETAR FINANCIAL LLC, ITS MANAGER

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	General Counsel

Magnetar Xing He Master Fund Ltd

By:	/s/ Alan Milgate
	Name:	Alan Milgate
	Title:	Director

MCP Investing LLC

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Mustang Opportunities Fund LP

by: Mustang opportunities gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – F LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Purpose Alternative Credit Fund – T LLC

by: magnetar purpose mm llc, its manager

BY: mcp gp holdings llc, its sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Realta Investments Ireland Designated Activity Company

By:	/s/ ~~Brad Allen~~Bronwyn Wright
~~Name:~~	Name:	~~Brad Allen~~Bronwyn Wright
~~Title:~~	Title:	~~Manager~~Director

33

Series 1, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

bY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2, A Series of Astrum Partners II LP

by: astrum partners gp llc, its general partner

BY: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-1, a Series of Magnetar Investment Opportunity Series Fund LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

Series 2026-2, a Series of Magnetar Investment Opportunity Series FUND LP

by: magnetar investment opportunity series gp llc, its general partner

By: mcp gp holdings llc, ITS sole member

By:	/s/ Karl Wachter
	Name:	Karl Wachter
	Title:	Authorized Signatory

34

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~~EXHIBIT A~~Exhibit B

Resolutions ~~Adopted by~~of the Board of ~~Trustees of Keystone Private Income~~ Directors of Neostellar Capital Corp. (the “Fund”)

~~Approval of Filing Section 17(d) Application for Co-Investment Relief~~

WHEREAS, the Board ~~of Trustees of the Keystone Private Income Fund (the “Fund”)~~ deems it ~~is~~ advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder~~,~~; now therefore be it

~~NOW, THEREFORE, BE IT~~ RESOLVED, that the officers of ~~Keystone National Group, LLC and~~ the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name ~~and on behalf of the Fund,~~ to prepare, execute, and cause to be filed with the Commission an Application for an ~~Order~~order of ~~Exemption~~exemption, substantially in the form attached hereto as Exhibit A, and any amendments thereto, pursuant to Section 17(d) of the 1940 Act~~, and Rule 17d-1 promulgated under the 1940 Act, authorizing certain joint transactions that otherwise may be prohibited by Section 17(d) of the 1940 Act~~; and be it ~~is~~ further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and be it ~~is~~ further

RESOLVED, that any and all actions previously taken by the Fund or any of its ~~trustees~~directors or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

Adopted July 15, 2026

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1

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Exhibit C

Marked Copies of the Application Showing Changes from the Final Versions of the Two Applications Identified as Substantially Identical Under Rule 0-5(e)(3)

[Different first page setting changed from off in original to on in modified.].

2